K&L | Gates                                     K&L Gates LLP
                                                1601 K Street NW
                                                Washington, DC  20006-1600

                                                T 202.778.9000   www.klgates.com




                                 July 18, 2008


Prospect Street High Income Portfolio Inc.
Highland Credit Strategies Fund
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas  75240


      Re:   Reorganization to Combine a Maryland Corporation and a
            ------------------------------------------------------
            Delaware Statutory Trust
            ------------------------

Ladies and Gentlemen:

     Prospect Street High Income Portfolio Inc., a Maryland corporation ("ACQUIRED FUND"), and Highland Credit Strategies Fund, a Delaware statutory trust ("ACQUIRING FUND"), have requested our opinion as to certain federal income tax consequences of Acquiring Fund's proposed acquisition of Acquired Fund pursuant to an Agreement and Plan of Reorganization dated July 18, 2008, between them ("AGREEMENT")[1]. The Agreement contemplates the transactions comprising the Reorganization -- i.e., Acquiring Fund's acquisition of all the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of all the Liabilities, followed by Acquired Fund's distribution of those shares pro rata to its Stockholders in liquidation thereof.

     In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement and Prospectus dated April 23, 2008, regarding the Reorganization that was furnished in connection with the solicitation of proxies by Acquired Fund's Board of Directors for use at a special meeting of Acquired Fund's stockholders that was originally scheduled for June 6, 2008, and was adjourned to June 10, 2008, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "DOCUMENTS"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 6.4 thereof) (each a "REPRESENTATION").

-------------------
[1] Each capitalized term not defined herein has the meaning ascribed thereto in the Agreement.

PROSPECT STREET HIGH INCOME PORTFOLIO INC.
HIGHLAND CREDIT STRATEGIES FUND
JULY 18, 2008
Page 2



We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is correct without that qualification as of 4:00 p.m., Eastern Time, on the date hereof ("EFFECTIVE TIME"). We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

                                    OPINION
                                    -------

     Based solely on the facts and assumptions described above, and conditioned on the Representations' being true and complete at the Effective Time and the Reorganization's being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

          (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund's distribution of those shares pro rata to the Stockholders actually or constructively in exchange for their Acquired Fund Common Stock, in complete liquidation of Acquired Fund, will qualify as a "reorganization" (as defined in section 368(a)(1)(C)[2]), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

          (2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Stockholders in exchange for their Acquired Fund Common Stock;

          (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

          (4) Acquiring Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization,

-------------------
[2] "Section" references are to the Internal Revenue Code of 1986, as amended ("CODE").

PROSPECT STREET HIGH INCOME PORTFOLIO INC.
HIGHLAND CREDIT STRATEGIES FUND
JULY 18, 2008
Page 3


     and Acquiring Fund's holding period for each Asset will include Acquired Fund's holding period therefor (except where Acquiring Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);

          (5) A Stockholder will recognize no gain or loss on the exchange of all its Acquired Fund Common Stock solely for Acquiring Fund Shares pursuant to the Reorganization; and

          (6) A Stockholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Common Stock it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for that Acquired Fund Common Stock, provided the Stockholder holds that Acquired Fund Common Stock as a capital asset at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Stockholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("SERVICE") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about

PROSPECT STREET HIGH INCOME PORTFOLIO INC.
HIGHLAND CREDIT STRATEGIES FUND
JULY 18, 2008
Page 4


the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.

                      Very truly yours,

                      /s/ K&L Gates LLP

                      K&L GATES LLP